AMENDMENT, ASSIGNMENT AND ASSUMPTION OF RIGHTS AGREEMENT


          Amendment, Assignment and Assumption of Rights Agreement, dated as of June 2, 1997, by and among Boatmen's National Bank, a national banking association with its principal office at 510 Locust Street, St. Louis, Missouri 63101 (the "Assignor"), ChaseMellon Shareholder Services, L.L.C. with a place of business at 85 Challenger Road, Overpeck Center, Ridgefield, New Jersey 07667 ("Assignee"), and Cucos Inc., a Louisiana corporation with its principal office at 110 Veterans Boulevard, Suite 222, Metairie, Louisiana 70005 (the "Company").

                          WITNESSETH:

          WHEREAS, the Company and Commercial National Bank in
Shreveport ("CNB") entered into a certain Rights Agreement, dated as of February 5, 1990 (the "Rights Agreement"); and

          WHEREAS, CNB assigned to The Whitney National Bank
("TWNB"), and TWNB assumed from CNB, CNB's rights, duties and obligations as Rights Agent under the Rights Agreement; and

          WHEREAS, TWNB assigned to Assignor, and Assignor has heretofore assumed from TWNB, TWNB's rights, duties and obligations as Rights Agent under the Rights Agreement; and

          WHEREAS, Assignor has advised the Company that it desires to discontinue service as Rights Agent under the Rights
Agreement; and

          WHEREAS, after reviewing the terms and conditions of the Rights Agreement, Assignee has advised the Company that Assignee desires to assume all of the rights and obligations of Assignor under the Rights Agreement, subject to the amendment of the Rights Agreement in certain respects set forth herein; and

          WHEREAS, the Company desires Assignee to assume
Assignor's rights and duties as Rights Agent under the Rights
Agreement effective as of the date of this Assignment, subject to the amendment of the Rights Agreement in certain respects set forth herein.

          NOW, THEREFORE, in consideration of the promises and covenants herein contained and for other good and valuable consideration, intending to be legally bound, the parties hereby agree as follows:

     1. Amendment of Rights Agreement. the Rights Agreement is hereby amended as follows:

               (a) Section 2 of the Rights Agreement is amended by deleting the words: "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution
Date also be the holders of he Common Stock)."

               (b) Section 18(a) of the rights Agreement is hereby amended by inserting the following sentence at the end thereof: "Anything to the contrary notwithstanding, in no event shall the Rights agent be liable for special, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to loss profits), event if the Rights agent has been advised of the likelihood of such loss or damage."

               (c) Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence in its entirety and replacing it with the following: "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or (b) an affiliate of such a corporation"

               (d) As amended hereby, the Rights Agreement shall remain in full force and effect.

          2. Assignment by Assignor. Assignor hereby assigns and transfer to Assignee all of Assignee's right, title and interest in and to the Rights Agreement, as amended hereby, such assignment to become effective as of the date hereof.

          3. Assumption by Assignee. Assignee hereby accepts the aforesaid assignment and transfer and agrees to assume the performance of all the terms, covenants, conditions and obligations of the Rights Agreement, as amended hereby, to be performed by the Assignee as Rights Agent thereunder, such assumption to become effective as of the date hereof.

          4. Consent of Company. The Company hereby consents to the assignment from Assignor to Assignee and agrees that it shall not look to Assignor for the performance of any of the terms, covenants and conditions of the Rights Agreement required to be performed by the Assignee in its capacity as Rights Agent thereunder.

          5. Successor and Assigns Bound. This Assignment and all the terms, covenants and conditions herein shall inure to the benefit of, and be binding on, the respective successors and assigns of the parties hereto.

          6. Counterparts. This Assignment may be executed in one or more counterparts all of which taken together shall be deemed one original.

          IN WITNESS WHEREOF, this document has been executed by the parties as of the date first written above.

                         BOATMEN'S NATIONAL BANK

                         By: /s/ Authorized Officeer


                         CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                         By: /s/ Authorized Officer


                         CUCOS INC.

                         By: /s/ Vincent J. Liuzza, Jr.
                                Chairman and Chief
                                Executive Officer